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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Blake Stowell/Marc Modersitzki The SCO Group bstowell@sco.com; mmodersi@sco.com Tel: (801) 932-5703/ (801) 932-5635 www.sco.com	Anton Nicholas Sloane & Company anicholas@sloanepr.com Tel: (212) 446-1889

THE SCO GROUP RECONFIRMS CLOSING OF REPURCHASE TRANSACTION
BETWEEN SCO AND BAYSTAR CAPITAL

        LINDON, Utah—August 25, 2004—The SCO Group, Inc. (Nasdaq: SCOX) confirmed again today that the repurchase transaction between SCO and BayStar Capital closed on July 21, 2004 as previously announced on July 23, 2004. BayStar requested and has now received its stock certificate for 2,105,263 shares of SCO common stock and $13 million in cash in accordance with the terms of the Stock Repurchase Agreement between SCO and BayStar dated May 31, 2004. Effective as of the closing, all of BayStar's 40,000 shares of Series A-1 Convertible Preferred Stock were cancelled and are no longer issued and outstanding.

        For more information on the original press announcement, see http://ir.sco.com/ReleaseDetail.cfm?ReleaseID=140068

About SCO

        The SCO Group (NASDAQ: SCOX) helps millions of customers in more than 82 countries to grow their businesses everyday. Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.

        SCO and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

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THE SCO GROUP RECONFIRMS CLOSING OF REPURCHASE TRANSACTION BETWEEN SCO AND BAYSTAR CAPITAL